Exhibit 99.2

Second Quarter Fiscal Year 2010

Prepared Remarks
Jonathan Bush, President, Chairman & Chief Executive Officer
Tim Adams, Senior Vice President, Chief Financial Officer

About These Remarks
The following commentary is provided by management in conjunction with athenahealth’s second quarter fiscal year 2010 earnings press release. These remarks represent management’s current views on the Company’s financial and operational performance and are provided to give investors and analysts more time to analyze and understand our performance in advance of the earnings conference call. These prepared remarks will not be read on the conference call. A complete reconciliation between GAAP and non-GAAP results as well as a summary of supplemental metrics and definitions is provided in the tables following these prepared remarks.

Earnings Conference Call Information
As previously announced, the Company’s second quarter 2010 earnings conference call will be held on Friday, July 23rd at 8:00 a.m. ET and will include only brief comments followed by questions and answers. To participate in the Company's live conference call and webcast, please dial 877-303-6175 (678-809-1072 for international calls) using conference code No. 84476278 or visit the Investors section of the Company's web site: www.athenahealth.com. A replay will be available for one week following the conference call at 800-642-1687 (706-645-9291 for international calls) using conference code No. 84476278. A webcast replay will also be archived on the Company's website.

Safe Harbor and Forward Looking Statements
These remarks contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements reflecting management’s expectations for future financial and operational performance and operating expenditures, expected growth, including anticipated annual growth rates, profitability and business outlook, increased sales and marketing expenses, increased cross-selling efforts among the Company’s service offerings, expected client implementations, expected certification and regulatory approvals, the benefits of the Company's current service offerings and research and development for new service offerings, the benefits of current and expected strategic sales and marketing relationships, and statements found under the Company’s Reconciliation of Non-GAAP Financial Measures section of these remarks. The forward-looking statements in these remarks do not constitute guarantees of future performance. These statements are neither promises nor guarantees, and are subject to a variety of risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other things: the Company’s fluctuating operating results; the Company’s variable sales and implementation cycles, which may result in fluctuations in its quarterly results; risks associated with its expectations regarding its ability to maintain profitability; impact of increased sales and marketing expenditures, including whether increased expansion in revenues is attained and whether impact on margins and profitability is longer term than expected; changes in tax rates or exposure to additional tax liabilities; the highly competitive industry in which the Company operates and the relative immaturity of the market for its service offerings; and the evolving and complex governmental and regulatory compliance environment in which the Company and its clients operate. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update or revise the information contained in these remarks, whether as a result of new information, future events or circumstances, or otherwise. For additional disclosure regarding these and other risks faced by the Company, see the disclosures contained in its public filings with the Securities and Exchange Commission, available on the Investors section of the Company’s website at http://www.athenahealth.com and on the SEC's website at http://www.sec.gov.

Use of Non-GAAP Financial Measures
These remarks contain non-GAAP financial measures as defined by SEC Regulation G. The GAAP financial measure most directly comparable to each non-GAAP financial measure used or discussed, and a reconciliation of the differences between each non-GAAP financial measure and the comparable GAAP financial measure, are included following these prepared remarks or can be found within the Company’s second quarter 2010 earnings press release on the Investors section of the Company’s web site at http://www.athenahealth.com.

Opening Remarks
Our journey from best biller in the cloud to the most trusted business service to medical groups continues. In pursuit of this mission, we are evolving from an athenaCollector-only Company to a full service partner across billing, medical records management, patient communications and Business Intelligence. While our growth is still primarily driven by the addition of new athenaCollector clients to our network, the sale of additional services to these clients is becoming a strong driver of growth, as well.

The majority of new deals now include at least two of our services. Furthermore, cross-sell of services to existing athenaCollector clients now comprises a larger percentage of our growth than it ever has before. To meet this growing demand, we have dedicated about 10% of our quota-carrying sales force to cross-sell and we plan to expand this team over time. With this rapid increase in the adoption of multiple services, there’s not necessarily a one-to-one correlation between percentage growth in our physician base and percentage growth in our total revenue. Nevertheless, we are not relenting on our long-term goal to expand the network to at least 100,000 physicians in size and to become a national information infrastructure that makes health care work as it should.

As market awareness is the primary driver of progression toward our goal, we maintained a methodical focus on increased sales and marketing investments throughout Q2. We expanded our sales force, executed ten regional flywheel programs and launched several targeted sales campaigns, including an Apple® iPod campaign that featured a video with a message from Jonathan Bush.

We continue to balance our long-term interest in expansion of market share with our short-term need to rapidly expand wallet share. We expect that executing on both our financial and strategic goals will be of paramount importance to our success and we look forward to providing updates on both fronts during the coming quarters.

Results Overview
athenahealth’s top line results for the second quarter of fiscal year 2010 reflect strong annual revenue growth, despite the Medicare claims hold that occurred in June, coupled with continued Adjusted Gross Margin expansion:

  Total revenue of $58.6 million, representing 28% growth over $45.6 million in Q2 2009
  Non-GAAP Adjusted Gross Margin of 60.7%, up more than two points from 58.6% in Q2 2009

Our bottom line results for Q2, consistent with our growth strategy, reflect continued increased sales and marketing investments:

  GAAP sales and marketing expense of $12.7 million or 21.7% of total revenue, an increase of 43% over $8.9 million or 19.5% of total revenue in Q2 2009
  Non-GAAP Adjusted EBITDA of $9.9 million or 16.9% of total revenue, an increase of 29% over $7.7 million or 16.8% of total revenue in Q2 2009
  Non-GAAP Adjusted Net Income of $4.1 million or $0.12 per diluted share, an increase of 22% over $3.4 million or $0.10 per diluted share in Q2 2009

We believe that the Company’s underlying drivers of long-term success remain strong:

  Employee engagement remains high at 4.1 out of 5.0, up from 4.0 in Q2 2009
  Client satisfaction remains strong at 86.1%, down slightly from the same sample set in Q4 2009 and from 86.7% in Q2 2009
  Client Days in Accounts Receivable (DAR) was 38.8 days, an improvement of 3% or 1.4 days from 40.2 days in Q2 2009 athenahealth’s client base continues to expand while the adoption of new services grows rapidly:

  58% of all new athenaCollector deals included athenaClinicals during Q2 2010, up from 18% in Q2 2009 (double barreled deals)
  14% of all new athenaCollector deals included athenaClinicals and athenaCommunicator during Q2 2010 (triple barreled deals)
  69 new athenaCollector client accounts added in Q2 2010 for a total of 1,753 at June 30, 2010, up 25% from 1,406 in Q2 2009
  767 net new active physicians using athenaCollector for a total of 17,136 at June 30, 2010, up 26% from 13,591 in Q2 2009
  804 net new active providers using athenaCollector for a total of 24,782 at June 30, 2010, up 22% from 20,323 in Q2 2009
  273 net new active physicians using athenaClinicals for a total of 1,548 at June 30, 2010, up 148% from 624 in Q2 2009
  389 net new active providers using athenaClinicals for a total of 2,256 at June 30, 2010, up 116% from 1,043 in Q2 2009
  For the first time, we are reporting physician and provider counts on athenaCommunicator:
  442 active physicians using athenaCommunicator at June 30, 2010
  689 active providers using athenaCommunicator at June 30, 2010

Network volumes on athenaCollector grew more modestly than usual due to lower physician office activity while network performance metrics improved on a year-over-year basis:

  $1,421,347,731 posted in total client collections during Q2 2010, up 18% from Q2 2009
  11,312,806 claims submitted during Q2 2010, up 20% from Q2 2009
  69% electronic remittance advice (ERA) rate, an improvement of 10 points from Q2 2009
  93% first pass resolution (FPR) rate, an improvement of 1 point over Q2 2009

Product Development Discussion
Product development at athenahealth is organized around the mission of being the best in the world at getting doctors paid for doing the right thing. Q2 2010 marked the first full quarter during which athenahealth has had three core service offerings in market: athenaCollector for revenue cycle management, athenaClinicals for clinical cycle management, and athenaCommunicator for patient cycle management. In addition, we have two lighter products that help us to attract new clients to our core service offerings: Anodyne Analytics, the business intelligence capability we acquired in October of 2009 and ReminderCall, the automated patient messaging capability we acquired in September of 2008.

To fulfill our value proposition as an ongoing service provider, we continually enhance our service offerings in response to changes in the market and we evolve our technology platform to better serve physicians. In terms of athenaCollector, during Q2, we continued to beta test automatic month-end close reconciliation, a capability aimed at reducing manual work for physician practices. We began outreach to clients to capture the data necessary to ensure their compliance with 5010 transaction standards. For all services, we rolled out a redesign to the athenaNet client homepage to streamline information flow and enhance training opportunities.

Turning to athenaClinicals, it has come a long way since its launch in 2006. Because we serve all clients across all three core services on one application, we have been able to advance athenaClinicals’ capabilities far more rapidly than a legacy software vendor might. As a result, in just four years athenaClinicals has gone from relative obscurity to a #1 standing on the KLAS mid-year survey for electronic health record (EHR) platforms in the 1 physician segment and #2 in the 2-5 and 6-25 physician segments. In addition, athenaClinicals achieved preliminary Interim Final Rule (IFR) Stage 1 EHR certification from the Certification Commission for Health Information Technology (CCHIT®). And, with the release of the Final Rule last week, we extended the deadline for participation in our 2011 HITECH Act Guarantee Program by six months to June 30, 2011.

In addition, we are part way through a national roll-out of Credit Card Plus (CCP), the most sophisticated mechanism of capturing patient health care payments that we have ever devised. Before the patient leaves the office, this capability allows us to estimate and preauthorize the collection of patient self-pay balances due after the payer conducts final adjudication of the claim. We believe CCP will significantly improve the nexus between insurance companies and the payment responsibility of their members.

As reimbursement models evolve toward clinical and quality data, athenaClinicals is positioned for continued growth as a leading EHR. Over time, we believe that athenaClinicals will remain unique in its ability to translate clinical data into revenue dollars through a combination of service and technology. As our teams identify and codify new pay for performance (P4P) programs and reimbursement opportunities, clients benefit from real-time updates to the athenaClinicals application as well as automated reporting that helps them to earn more revenue.

Finally, athenaCommunicator, our newest service offering, has experienced early success since its launch just four months ago. More than 400 physicians are already live and more than 30,000 patients have visited the patient portals of these clients, conducted hundreds of credit card transactions and received thousands of test results. In addition, our early analysis indicates that automated appointment reminders are cutting patient no-show rates for athenaCommunicator clients in half. We are very excited about athenaCommunicator’s potential to become another valuable source of both cost savings and revenue growth to our client base.

Revenue Discussion
Our total revenue of $58.6 million in Q2 2010 grew by 28% or $12.9 million year-over-year and 7% sequentially. Although this rate of growth is below our stated goal to grow revenue by at least 30% annually, we believe the primary driver for this slower than anticipated growth was a timing item related to the Medicare claims hold that occurred during the month of June. Many Medicare carriers held claims in June until the final legislation on the Medicare physician fee schedule was signed by President Obama on June 29, 2010. We estimate that approximately $30 million in client collections and about $1 million of athenahealth’s business services revenue was shifted from Q2 2010 to Q3 2010. Now that the legislation has passed, we have begun to collect on these claims.

In addition, our quarterly analysis of physician office activity indicates that volumes were down slightly during Q2 2010 versus Q2 2009. This is illustrated by the value of physician office visits (total collections divided by claims submitted) and the number of claims per physician (claims submitted divided by total active athenaCollector physicians) in Q2 2010 declining from Q2 2009 levels. This is a continuation of the same trend we reported in Q1 2010 relating to fewer flu-related infections following a successful inoculation season. As a result of the continuation of this trend, we have adjusted our expectations for the back half of 2010 (see Fiscal Year 2010 Outlook below).

Client Base Discussion
Annual growth in total revenue continues to outpace growth in our physician base. We believe this trend will continue as athenaClinicals and athenaCommunicator are included in a growing majority of new deals and as adoption of these services spreads across our existing client base.

During Q2 2010, total active physicians on athenaCollector grew by 26% year-over-year to 17,136. On a sequential basis, we added 767 net new active physicians to the network, up from 395 added in Q2 2009. As a reminder, our quarterly net new physician additions may vary widely due to the number and size of larger clients that go live in a particular quarter. For example, in 2009, our quarterly net new physician additions ranged from 395 to 1,244.

Turning to athenaClinicals, we are seeing rapid growth in client adoption. Total active physicians live on athenaClinicals grew to 1,548 in the quarter, up 148% over Q2 2009. This equates to an overall adoption rate of 9% of total athenaCollector physicians, up from 5% in Q2 2009. We expect the athenaClinicals client base to increase significantly over time due to cross-selling within our existing base and growth in the volume of combined deals.

For the first time, we are excited to share athenaCommunicator provider counts. Total active physicians live on athenaCommunicator was 442 at June 30, 2010. This equates to an overall adoption rate of nearly 3% of total athenaCollector physicians. athenaCommunicator is also being adopted by brand new clients at a growing rate. During Q2 2010, 14% of new deals included all three core services. This early success demonstrates that our vision of “athenaOne”, the purchase of our full service offering as one integrated suite addressing the revenue, clinical and patient cycle needs of physician practices, is resonating with the market. We believe that enabling physicians to better streamline all aspects of the physician office workflow will become ever more important as meaningful use, coordination of care and clinical quality reporting requirements begin to impact physician reimbursement to a greater degree.

In terms of new implementations, we are pleased to confirm that three of our previously announced deals “went live” this quarter: Danbury Office of Physician Services (250 providers on athenaCollector), Lourdes Medical Associates (100 providers on athenaCollector), and Regional Health (100 providers on athenaCollector and partial on athenaClinicals). We have a number of other implementations in the pipeline with organizations such as Capella Healthcare (130 providers on athenaClinicals), Vohra Wound Physicians (100 providers on athenaCollector), Caritas Christi (500 providers on athenaClinicals), and Vanguard Health Systems (250 providers on athenaClinicals).

Non-GAAP Adjusted Gross Margin Discussion
Our Non-GAAP Adjusted Gross Margin came in at 60.7% for Q2 2010, up from 58.6% in Q2 2009 and 58.5% in Q1 2010. Congratulations to our operations teams who did a phenomenal job controlling unit costs for processing claims and clinical documentation. As we have discussed for the last two quarters, we are investing in both increased professional services capacity and the creation of more self-service implementation tools and processes, particularly for athenaClinicals. This month we launched the first beta program enabling remote, automated implementation for athenaClinicals clients in practices of 1-5 physicians. By the end of this year, we plan to launch this capability into general availability and also plan to offer both remote and simultaneous implementations of athenaCollector and athenaClinicals for the small practice segment. This is an important step in our migration toward lower cost, more rapid implementations and equips us with greater scalability as adoption of our services increases.

Sales and Marketing Expense Discussion
GAAP sales and marketing expense increased 43% to $12.7 million or 21.7% of total revenue in Q2 2010, from $8.9 million or 19.5% of revenue in Q2 2009. This is a significant year in the evolution of our sales and marketing organization. As previously discussed, we have stepped up our investments in this organization during 2010 as interest in our services expands and as noise in the market on health care information technology intensifies. Our sales and marketing investments this year are focused on the following key initiatives:

  Hire and train approximately 30 new quota-carrying sales reps
  Intensify efforts to expand the enterprise sales pipeline
  Expand marketing programs to drive awareness and lead generation
  Enhance sales and marketing tools and CRM infrastructure

In terms of our sales force, we have added 12 new quota-carrying sales representatives year-to-date, and we currently plan to add approximately 18 quota-carrying sales representatives by year-end. Most of these reps will join our small practice sales force. In preparation for this growth in small practice sales, we have expanded from two to four sales regions and hired two new sales leaders to manage this growing team. Given that more than 70% of the nation’s doctors reside in practices of less than ten physicians1, this increased presence will enable us to capture more market share and to capitalize on opportunities associated with channels catering to smaller practices, such as the Regional Extension Centers (RECs).

____________________________

1 Health Market Science, 2010 data

We are also expanding our enterprise sales efforts. Enterprise deals have a significant impact on the growth in our physician base. However, they are also the least predictable, the most complex, and have the longest sales cycle. During the first half of 2010, our enterprise pipeline was not as robust as we would have liked it to be. As a result, we have taken the following steps to pursue new business in this market:

  Expanded our enterprise sales team
  Launched structured programs to attract and cultivate new enterprise relationships such as The athenahealth Institute, a strategic forum for health care executives facilitated by a Harvard Business School professor
  Targeted health care service companies that employ or manage physicians
Jonathan's iPod campaign

As for awareness, our plan this year includes focused “flywheel campaigns” in ten markets. These campaigns are characterized by concentrated surges of marketing activity in a particular region. We conducted two of these campaigns last year and have refined our approach this year to reduce the cost per campaign while maximizing yield. We have already conducted the first flights of activity in all ten markets and thus far, are experiencing strong increases in lead volume from those regions. This year we also launched creative sales initiatives such as an Apple iPod campaign featuring Jonathan’s dancing silhouette and an invitation to learn more about athenahealth’s services.

Lastly, our network of channel partners is growing stronger. Existing partners like PSS and new partners like RECs in Virginia and Vermont offer access to the small practice market while partnerships like that with VHA provide us with access to national networks of larger physician groups. We are very excited about these new partnerships and believe that channels will remain an important component of our go-to-market strategy, helping us to address a vast market opportunity in a scalable manner.

Balance Sheet and Cash Flow Highlights
Our cash, cash equivalents and short-term investments totaled $89.4 million at June 30, 2010 and our debt totaled $11.0 million. Operating cash flow was $14.1 million in Q2 2010, up 88% from $7.5 million in Q2 2009. Our capital expenditures, including capitalized software development, were $3.9 million or 6.7% of total revenue in the second quarter.

Fiscal Year 2010 Outlook
Looking ahead, we are updating our expectations on revenue growth as we expect the softness in physician office activity our clients experienced during the first half of 2010 to continue during the second half of 2010. Due to this softness, collections levels for many clients are not as robust as previously anticipated in our 2010 forecast. As a result, while we currently expect that Q3 2010 annual revenue growth will be 30% or better, due in part to Medicare claims collections shifting into that period, we do not believe Q4 2010 annual revenue growth will reach our prior 30% target. Thus, for the full year 2010 we currently expect to achieve 29-30% growth in total revenue over full year 2009.

In terms of profitability, we continue to expect year-over-year expansion in Adjusted Gross Margins as well as year-over-year expansion in Adjusted EBITDA and Adjusted Operating Margins during Q3 2010 and Q4 2010. We also continue to expect that our GAAP sales and marketing expense will be approximately 21% of total revenue for the full year of 2010. We will keep monitoring client performance as the year goes on and will share any relevant updates to our expectations during our Q3 2010 earnings call this fall.

Turning to our client base, as more clients adopt multiple services, average revenue per physician is rising. As mentioned in our opening remarks, this enables us to grow revenue at a faster rate than the rate of growth in our physician base. During the last year, the added complexity of and additional value earned by selling multiple services per deal has shifted the reliance on quota attainment for our sales reps toward dollars per deal versus number of deals. Although we did not sign any new enterprise clients for athenaCollector during the first half of 2010, business within the small and group practice segments has been stronger than expected. Taken together, this means we may not add as many new physicians during 2010 as we did during 2009.

Closing Remarks
We are extremely pleased with our success at maintaining strong annual revenue growth even while migrating to a multi-product sales and service company. As we go through this evolution, we still believe that 30% annual revenue growth is the right goal for us to shoot for in future years. Our rapid growth in wallet share has been a strategic necessity and has outperformed our expectations. As we continue to expand our sales force and our market awareness levels, we believe that our rate of growth in market share expansion will also increase over time. We are in the midst of our 5-year planning process and look forward to providing a more detailed update on longer-term expectations during our 3rd Annual Investor Summit in December.

Stock-Based Compensation Expense and Reconciliation of Non-GAAP Financial Measures

athenahealth, Inc.
STOCK-BASED COMPENSATION EXPENSE
(Unaudited, in thousands)

Set forth below is a breakout of stock-based compensation expense for the three and six months ended June 30, 2010 and 2009:

(unaudited, in thousands)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Stock-based compensation charged to:
Direct operating	$652	$400	$1,120	$775
Selling and marketing	888	529	1,578	1,043
Research and development	679	251	1,003	494
General and administrative	1,691	896	2,993	1,680
Total	$3,910	$2,076	$6,694	$3,992

athenahealth, Inc.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
TO COMPARABLE GAAP MEASURES
(Unaudited, in thousands, except per share amounts)

The following is a reconciliation of the non-GAAP financial measures used by the Company to describe the Company’s financial results determined in accordance with United States generally accepted accounting principles (GAAP). An explanation of these measures is also included below under the heading “Explanation of Non-GAAP Financial Measures”.

While management believes that these non-GAAP financial measures provide useful supplemental information to investors regarding the underlying performance of the Company’s business operations, investors are reminded to consider these non-GAAP measures in addition to, and not as a substitute for, financial performance measures prepared in accordance with GAAP. In addition, it should be noted that these non-GAAP financial measures may be different from non-GAAP measures used by other companies, and management may utilize other measures to illustrate performance in the future. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP.

Non-GAAP Adjusted Gross Margin

Set forth below is a presentation of the Company’s “Non-GAAP Adjusted Gross Profit” and “Non-GAAP Adjusted Gross Margin,” which represents Non-GAAP Adjusted Gross Profit as a percentage of total revenue.

(unaudited, in thousands)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
		(As Restated)		(As Restated)
Total revenue	$58,552	$45,648	$113,029	$86,676
Direct operating expense	24,101	19,397	47,620	37,958
Total revenue less direct
operating expense	34,451	26,251	65,409	48,718
Add: Stock-based compensation expense
allocated to direct operating expense	652	400	1,120	775
Add: Amortization of purchased intangibles	460	80	920	160

Non-GAAP Adjusted Gross Profit	$35,563	$26,731	$67,449	$49,653

Non-GAAP Adjusted Gross Margin	60.7%	58.6%	59.7%	57.3%

Non-GAAP Adjusted EBITDA

Set forth below is a reconciliation of the Company’s “Non-GAAP Adjusted EBITDA” and “Non-GAAP Adjusted EBITDA Margin,” which represents Non-GAAP Adjusted EBITDA as a percentage of total revenue.

(unaudited, in thousands)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
		(As Restated)		(As Restated)
Total Revenue	$58,552	$45,648	$113,029	$86,676

GAAP net income	1,298	2,244	1,575	3,782
Add: Provision for income taxes	1,253	1,912	1,534	3,277
Add (less) : Total other (income) expense	323	(424)	492	(880)
Add: Stock-based compensation expense	3,910	2,076	6,694	3,992
Add: Depreciation and amortization	2,657	1,798	5,077	3,437
Add: Amortization of purchased intangibles	460	80	920	160

Non-GAAP Adjusted EBITDA	$9,901	$7,686	$16,292	$13,768

Non-GAAP Adjusted EBITDA Margin	16.9%	16.8%	14.4%	15.9%

Non-GAAP Adjusted Operating Income

Set forth below is a reconciliation of the Company’s “Non-GAAP Adjusted Operating Income” and “Non-GAAP Adjusted Operating Income Margin.” Non-GAAP Adjusted Operating Income Margin represents Non-GAAP Adjusted Operating Income as a percentage of total revenue.

(unaudited, in thousands)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
		(As Restated)		(As Restated)
Total revenue	$58,552	$45,648	$113,029	$86,676

GAAP net income	$1,298	$2,244	$1,575	$3,782
Add: Provision for income taxes	1,253	1,912	1,534	3,277
Add (less) : Total other (income) expense	323	(424)	492	(880)
Add: Stock-based compensation expense	3,910	2,076	6,694	3,992
Add: Amortization of purchased intangibles	460	80	920	160

Non-GAAP Adjusted Operating Income	$7,244	$5,888	$11,215	$10,331

Non-GAAP Adjusted Operating Income Margin	12.4%	12.9%	9.9%	11.9%

Non-GAAP Adjusted Net Income

Set forth below is a reconciliation of the Company’s “Non-GAAP Adjusted Net Income” and “Non-GAAP Adjusted Net Income per Diluted Share.”

(unaudited, in thousands except per share amounts)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
		(As Restated)		(As Restated)
GAAP net income	$1,298	$2,244	$1,575	$3,782
(Less) Add: (Gain) loss on interest rate derivative	304	(308)	364	(500)
Add: Stock-based compensation expense	3,910	2,076	6,694	3,992
Add: Amortization of purchased intangibles	460	80	920	160

Sub-total of tax deductible items	4,674	1,848	7,978	3,652

(Less): Tax impact of tax deductible items (1)	(1,870)	(739)	(3,191)	(1,461)

Non-GAAP Adjusted Net Income	$4,102	$3,353	$6,362	$5,973

Weighted average shares - diluted	35,178	34,822	35,190	34,818

Non-GAAP Adjusted Net Income per Diluted Share	$0.12	$0.10	$0.18	$0.17

(1) - Tax impact calculated using federal statutory tax rate of 34% and a blended state tax rate of 6%
*Note that Other (income) expense is no longer excluded per revised non-GAAP methodology as discussed in our Current Report on Form 8-K filed with the SEC on February 4, 2010

(unaudited, in thousands except per share amounts)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
		(As Restated)		(As Restated)
GAAP net income per share - diluted	$0.04	$0.06	$0.04	$0.11
(Less) Add: (Gain) loss on interest rate derivative	0.01	(0.01)	0.01	(0.01)
Add: Stock-based compensation expense	0.11	0.06	0.19	0.11
Add: Amortization of purchased intangibles	0.01	-	0.03	-

Sub-total of tax deductible items	0.13	0.05	0.23	0.10

(Less): Tax impact of tax deductible items (1)	(0.05)	(0.01)	(0.09)	(0.04)

Non-GAAP Adjusted Net Income per Diluted Share	$0.12	$0.10	$0.18	$0.17

Weighted average shares - diluted	35,178	34,822	35,190	34,818

(1) - Tax impact calculated using federal statutory tax rate of 34% and a blended state tax rate of 6%
*Note that Other (income) expense is no longer excluded per revised non-GAAP methodology as discussed in our Current Report on Form 8-K filed with the SEC on February 4, 2010

Explanation of Non-GAAP Financial Measures
The Company reports its financial results in accordance with United States generally accepted accounting principles, or GAAP. However, management believes that in order to properly understand the Company's short-term and long-term financial and operational trends, investors may wish to consider the impact of certain non-cash or non-recurring items, when used as a supplement to financial performance measures in accordance with GAAP. These items result from facts and circumstances that vary in frequency and/or impact on continuing operations. Management also uses results of operations before such items to evaluate the operating performance of the Company and compare it against past periods, make operating decisions, and serve as a basis for strategic planning. These non-GAAP financial measures provide management with additional means to understand and evaluate the operating results and trends in the Company’s ongoing business by eliminating certain non-cash expenses and other items that management believes might otherwise make comparisons of the Company’s ongoing business with prior periods more difficult, obscure trends in ongoing operations, or reduce management’s ability to make useful forecasts. Management believes that these non-GAAP financial measures provide additional means of evaluating period-over-period operating performance. In addition, management understands that some investors and financial analysts find this information helpful in analyzing the Company’s financial and operational performance and comparing this performance to its peers and competitors.

Management defines “Non-GAAP Adjusted Gross Profit” as total revenue, less direct operating expense, plus stock-based compensation expense allocated to direct operating expense and amortization of purchased intangibles, and “Non-GAAP Adjusted Gross Margin” as non-GAAP Adjusted Gross Profit as a percentage of total revenue. Management considers these non-GAAP financial measures to be important indicators of the Company’s operational strength and performance of its business and a good measure of its historical operating trends. Moreover, management believes that these measures enable investors and financial analysts to closely monitor and understand changes in the Company’s ability to generate income from ongoing business operations.

Management defines “Non-GAAP Adjusted EBITDA” as the sum of GAAP net income before provision for (benefit from) income taxes, total other (income) expense, stock-based compensation expense, depreciation and amortization, acquisition-related expenses and amortization of purchased intangibles and “Non-GAAP Adjusted EBITDA Margin” as Non-GAAP Adjusted EBITDA as a percentage of total revenue. Management defines “Non-GAAP Adjusted Operating Income” as the sum of GAAP net income before provision for (benefit from) income taxes, total other (income) expense, stock-based compensation expense, acquisition-related expenses and amortization of purchased intangibles and “Non-GAAP Adjusted Operating Income Margin” as Non-GAAP Adjusted Operating Income as a percentage of total revenue. Management defines “Non-GAAP Adjusted Net Income” as the sum of GAAP net income before unrealized (gain) loss on an interest rate derivative, stock-based compensation expense, acquisition-related expenses, amortization of purchased intangibles, and any tax impact related to these items, and “Non-GAAP Adjusted Net Income per Diluted Share” as Non-GAAP Adjusted Net Income divided by weighted average diluted shares outstanding. Management considers these non-GAAP financial measures to be important indicators of the Company’s operational strength and performance of its business and a good measure of its historical operating trends, in particular the extent to which ongoing operations impact the Company’s overall financial performance.

Management excludes each of the items identified below from the applicable non-GAAP financial measure referenced above for the reasons set forth with respect to that excluded item:

  Stock-based compensation expense — excluded because these are non-cash expenses that management does not consider part of ongoing operating results when assessing the performance of the Company’s business, and also because the total amount of expense is partially outside of the Company’s control because it is based on factors such as stock price volatility and interest rates, which may be unrelated to our performance during the period in which the expense is incurred.
  Acquisition-related expenses and amortization of purchased intangibles — acquisition-related expenses are reported at the time acquisition costs are incurred, and purchased intangibles are amortized over a period of several years after the acquisition and generally cannot be changed or influenced by management after the acquisition. Accordingly, these items are not considered by management in making operating decisions, and management believes that such expenses do not have a direct correlation to future business operations. Thus, including such charges does not accurately reflect the performance of the Company’s ongoing operations for the period in which such charges are incurred.
  Unrealized gains and losses on interest rate derivative — excluded because until they are realized, to the extent these gains or losses impact a period presented, management does not believe that they reflect the underlying performance of ongoing business operations for such period.

Supplemental Metrics and Definitions

Supplemental Metrics (unaudited)
Last Updated: June 30, 2010

	Fiscal Year 2009				Fiscal Year 2010
	Q1	Q2	Q3	Q4	Q1	Q2
Client Base
Total Accounts	1,333	1,406	1,507	1,592	1,684	1,753
Total Physicians on athenaCollector	13,196	13,591	14,835	15,719	16,369	17,136
Total Providers on athenaCollector	19,739	20,323	22,100	23,366	23,978	24,782
Total Physicians on athenaClinicals	574	624	780	920	1,275	1,548
Total Providers on athenaClinicals	949	1,043	1,270	1,471	1,867	2,256
Total Physicians on athenaCommunicator	n/a	n/a	n/a	n/a	n/a	442
Total Providers on athenaCommunicator	n/a	n/a	n/a	n/a	n/a	689

Client Performance
Client Satisfaction	82.4%	86.7%	86.4%	88.7%	86.6%	86.1%
Client Days in Accounts Receivable (DAR)	44.3	40.2	39.3	38.5	40.0	38.8
First Pass Resolution (FPR) Rate	91.4%	92.3%	92.5%	93.5%	93.1%	93.4%
Electronic Remittance Advice (ERA) Rate	55.5%	58.5%	64.2%	68.0%	68.9%	68.8%
Total Claims Submitted	9,073,155	9,414,482	9,970,800	11,582,674	11,175,099	11,312,806
Total Client Collections	$ 1,085,652,593	$ 1,208,859,985	$ 1,223,100,008	$ 1,355,616,378	$ 1,312,820,931	$ 1,421,347,731
Total Working Days	61	64	64	62	61	64

Employees
Direct	547	565	570	582	630	675
Sales & Marketing	99	101	110	123	157	168
Research & Development	128	150	162	177	172	187
General & Administrative	112	126	129	133	130	136
Total Employees*	886	942	970	1,014	1,087	1,166

Quota Carrying Sales Force
Small Practice	18	17	20	22	25	27
Group Practice	16	17	18	18	20	23
Enterprise Segment	5	5	5	5	5	6
Cross-Sell	4	4	5	5	5	6
Total Quota Carrying Sales Representatives	43	43	48	50	55	62

*Headcount for Q409 has been adjusted to reflect full-time equivalent (FTE) methodology versus individual headcount methodology as reported in the Company's 2009 Annual Report on Form 10-K

Supplemental Metrics Definitions
Last Updated: June 30, 2010

Client Base
Total Accounts	The number of discrete clients that are actively invoiced by athenahealth during the last 91 days.
Total Physicians on athenaCollector	The number of physicians that have rendered a service which generated a medical claim that was billed during the last 91 days on the athenaCollector platform. Examples of physicians include Medical Doctors (MD) and Doctor of Osteopathic Medicine (DO).
Total Providers on athenaCollector	The number of providers, including physicians, that have rendered a service which generated a medical claim that was billed during the last 91 days on the athenaCollector platform. Examples of non-physician providers are Nurse Practitioners (NP) and Registered Nurses (RN).
Total Physicians on athenaClinicals	The number of physicians that have rendered a service through the athenaClinicals platform which generated a medical claim that was billed during the last 91 days on the athenaCollector platform. Examples of physicians include Medical Doctors (MD) and Doctor of Osteopathic Medicine (DO).
Total Providers on athenaClinicals	The number of providers, including physicians, that have rendered a service through the athenaClinicals platform which generated a medical claim that was billed during the last 91 days on the athenaCollector platform. Examples of non-physicians are Nurse Practitioners (NP) and Registered Nurses (RN).
Total Physicians on athenaCommunicator	The number of physicians that have rendered a service which generated a medical claim that was billed during the last 91 days on the athenaCollector platform and whose practice is actively using athenaCommunicator.
Total Providers on athenaCommunicator	The number of providers, including physicians, that have rendered a service which generated a medical claim that was billed during the last 91 days on the athenaCollector platform and whose practice is actively using athenaCommunicator.

Client Performance
Client Satisfaction	The percentage of athenaCollector clients who chose 4 or 5 on a scale of 1 to 5 when asked if they would recommend athenahealth to a trusted friend or colleague. These responses are generated from a "client listening" survey that the company conducts for two segments of its client base twice per year.
Client Days in Accounts Receivable (DAR)	The average number of days that it takes outstanding balances on claims to be resolved, e.g. paid, for clients on athenaCollector. Clients that have been live less than 90 days are excluded, as well as clients who are terminating services.
First Pass Resolution (FPR) Rate	Approximates the percentage of primary claims that are favorably adjudicated and closed after a single submission during the period. Currently, the FPR rate is calculated on a monthly basis, and certain practices are excluded (e.g. those that have been live for less than 90 days).
Electronic Remittance Advice (ERA) Rate	Remittance refers to the information about payments (a/k/a explanations of benefits) received from insurance companies during the period. The ERA rate reflects the percentage of total charges that were posted using electronic remittance.
Total Claims Submitted	The number of claims billed through athenaNet during the period.
Total Client Collections	The dollar value of collections posted on behalf of clients during the period.
Total Working Days	The total number of days during the quarter minus weekends and U.S. Post Office holidays.

Employees
Direct	The total number of full time equivalent individuals (FTEs) employed by the Company to support its service operations as of quarter end. This team includes production systems, enrollment services, paper claim submission, claim resolution, clinical operations, professional services, account management, and client services.
Sales & Marketing	The total number of FTEs employed by the Company to support its sales and marketing efforts as of quarter end. This team includes sales representatives, business development staff and the marketing team.
Research & Development	The total number of FTEs employed by the Company to support its research and development efforts as of quarter end. This team includes product development and product management.
General & Administrative	The total number of FTEs employed by the Company to support its general and administrative functions as of quarter end. This team includes finance, human resources, compliance, learning and development, internal audit, corporate technology, recruiting, facilities, and legal.
Total Employees	The total number of FTEs employed by the Company as of quarter end. This number excludes interns and seasonal employees.

Quota-Carrying Sales Force
Small Practice	Quota-carrying sales representatives assigned to bring in net new annual recurring revenue from the small practice segment (organizations with 1-3 physicians) as of quarter end.
Group Practice	Quota-carrying sales representatives assigned to bring in net new annual recurring revenue from the group practice segment (organizations with 4-150 physicians) as of quarter end.
Enterprise Segment	Quota-carrying sales representatives assigned to bring in net new annual recurring revenue from the enterprise market segment (organizations with150+ physicians) as of quarter end.
Cross-Sell	Quota-carrying sales representatives assigned to bring in net new annual recurring revenue from the sale of additional services to existing athenaCollector clients as of quarter end.
Total Quota Carrying Sales Representatives	The total number of sales representatives who carry quota for net new annual recurring revenue as of quarter end.